Exhibit 10.34
THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN
OUTSIDE DIRECTOR ___ OPTION AWARD
          This Award Agreement sets forth the terms and conditions of an award granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”) of Options to purchase shares of Common Stock (“Shares”).
          1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.
          2. Award. The Award Statement sets forth (i) the Date of Grant, (ii) the number of Options granted, (iii) the per-Share Exercise Price and (iv) the Initial Exercise Date. Until the Shares are delivered to you pursuant to Paragraph 6, you have no rights as a shareholder of GS Inc. This Award is subject to all terms and provisions of the Plan and this Award Agreement.
          3. Expiration Date. Subject to the terms of the Plan, the Options shall expire and no longer be exercisable on the Expiration Date (as identified on your Award Statement).
          4. Vesting. You shall be fully Vested in the Options on the Date of Grant.
          5. Exercisability of Vested Options.
          (a) General. To the extent Outstanding and unexercised, the Options may be exercised in accordance with procedures established by the Committee, but not earlier than the Initial Exercise Date. The Committee may from time to time prescribe periods during which the Options shall not be exercisable.
          (b) Death. Notwithstanding any other provision of this Award Agreement, if you die and any Options remain unexercised, and provided your rights in respect of such Options have not previously terminated, such Options shall be exercisable by the representative of your estate or, to the extent you specifically bequeath any such Options under your will in accordance with such procedures, if any, as may be adopted by the Committee to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee) (a “Charitable Beneficiary”), by the Charitable Beneficiary, in either case in accordance with the procedures described in Paragraph 5(a) as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and shall, unless earlier terminated or cancelled in accordance with the terms of this Agreement, remain exercisable until the Expiration Date and shall thereafter terminate.
          (c) Other Terminations. Upon your separation from the Board of Directors of GS Inc. for any reason, your Outstanding and unexercised Options shall remain exercisable until the Expiration Date, and shall thereafter terminate.

          6. Delivery. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, and except as provided in Paragraph 8, upon receipt of payment of the Exercise Price for Shares subject to one or more Options, delivery of the appropriate number of Shares shall be effected by book-entry credit to the Custody Account or to a brokerage account, as approved or required by the Firm. No delivery of Shares shall be made unless you have timely established the Custody Account or a brokerage account, as approved or required by the Firm. You shall be the beneficial owner of any Shares properly credited to the Custody Account or delivered to a brokerage account, as approved or required by the Firm. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account or brokerage account, as approved or required by the Firm, is properly credited with such Shares. The Firm may deliver cash or other property in lieu of all or any portion of the Shares otherwise deliverable in accordance with this Paragraph 6.
          7. Conflicted Employment. If you accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Options would result in an actual or perceived conflict of interest (“Conflicted Employment”) then, at the sole discretion of the Firm: (a) such Outstanding Options shall be cancelled and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment (the “Release Date”) you shall receive a payment equal to the excess (if any) of (x) the Fair Market Value of a Share on the Business Day immediately prior to the Release Date multiplied by the number of your Options that were Outstanding immediately prior to such cancellation over (y) the Exercise Price multiplied by the number of such Options; (b) the Initial Exercise Date with respect to your Outstanding Options shall become the Release Date; or (c) if and to the extent provided in any procedures adopted by the Committee, you may be permitted to transfer your Outstanding Options for value to a party or parties acceptable to the Firm (which may include the Firm). Notwithstanding anything else herein, the actions described in this Paragraph 7 shall be permitted only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs taxation of certain deferred compensation).
          8. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, and without limiting any permitted transfer in accordance with Paragraph 7, the limitations set forth in Section 3.5 of the Plan shall apply with respect to the Options. Any purported transfer or assignment in violation of the provisions of this Paragraph 8 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which you may transfer some or all of your Options through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.

          9. Withholding, Consents and Legends.
          (a) The delivery of Shares upon exercise of your Outstanding Options is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan).
          (b) Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable, and by accepting this Award you shall be deemed to consent and agree to the items specified in Section 3.3.3(d) of the Plan.
          (c) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
          10. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.
          11. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive in accordance with Section 1.3 of the Plan.
          12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement in any respect in accordance with Section 1.3 of the Plan, and the Board may amend the Plan in any respect in accordance with Section 3.1 of the Plan.
          13. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
          14. Section 409A of the Code. This Award is intended to be exempt from the provisions of Section 409A of the Code (“Section 409A”). Notwithstanding anything else herein or in the Plan, no action described herein, including without limitation Paragraphs 6 and 7, or in the Plan shall be permitted if the Firm determines such action would result in the imposition of additional tax under Section 409A.
          15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:
Accepted and Agreed:
By:
Print Name: